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                        ESCROW AGREEMENT


     ESCROW AGREEMENT (the "Escrow Agreement") dated as of February 21, 1996, by and among Medcross, Inc., a Florida corporation (the "Purchaser"), ILINK, Ltd., a Utah limited partnership (the "Seller") and De Martino Finkelstein Rosen & Virga, a professional corporation (the "Escrow Agent").

     WHEREAS, the Purchaser and the Seller (hereinafter sometimes collectively referred to as the "Parties"), have entered into a certain Stock Purchase Agreement dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Purchaser has agreed to purchase all of the issued and outstanding shares of common stock of I-Link Worldwide Inc. ("Worldwide") owned by the Seller in exchange for the issuance to the Seller of 4,000,000 shares of common stock, par value $.007 per share, of the Purchaser (the "Common Stock");

     WHEREAS, the Purchaser desires to place in escrow an aggregate of 2,600,000 shares of the 4,000,000 shares of Common Stock issued to the Seller pursuant to Section 1.2(b) of the Purchase Agreement (the "Escrowed Stock") to be held in escrow by the Escrow Agent upon the terms and conditions set forth herein; and

     WHEREAS, the 2,600,000 shares of Escrowed Stock shall be titled in the name of the Seller in accordance with Section 1.2(b) of the Purchase Agreement and shall be released upon the conditions set forth herein.

     NOW THEREFORE, it is agreed as follows:

     Section 1. Each of the Parties hereby appoint the Escrow Agent to serve as escrow agent with respect to the Escrowed Stock issued to the Seller pursuant to Section 1.2(b) of the Purchase Agreement, subject to the terms and conditions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment.

     Section 2. Contemporaneous with the execution of this Escrow Agreement, the Purchaser will deliver certificates representing the shares of the Escrowed Stock to the Escrow Agent, which certificates shall have been issued in the name of the Seller and shall bear legends relating to the restrictions on transfer thereof imposed by the Securities Act of 1933 and indicating that the shares of Common Stock evidenced by such certificate are subject to the terms and conditions of this Escrow Agreement.

     Section 3. The Escrow Agent will hold the Escrowed Stock for the benefit of the Parties, until the same are released pursuant to this Escrow Agreement. Prior to satisfaction of the conditions stated in Section 5 hereof, the Escrowed Stock shall not be subject to levy or attachment to satisfy any obligation of the Seller or the Purchasers.

     Section 4. The Escrow Agent shall make no distribution of the Escrowed Stock except in accordance with this Escrow Agreement.

     Section 5. The Escrowed Stock shall be released upon receipt from the appropriate officer or representative of the Purchaser (as set forth in Section 8) of a certificate executed by the Chief Executive Officer of the Purchaser certifying that one or more conditions of release of the Escrowed Stock hereunder has been satisfied (the "Certificate of Release").

     (a) Purchaser shall promptly deliver a Certificate of Release for 1,600,000 shares of the 2,600,000 shares of Escrowed Stock at such time as the Purchaser or Worldwide has received gross proceeds greater than or equal to $4,000,000 from the sale of its securities pursuant to the conduct of one or more private or public offerings prior to December 31, 1996; and

     (b) Purchaser shall promptly deliver a Certificate of Release for the remaining 1,000,000 shares of the 2,600,000 shares of Escrowed Stock upon the first to occur of the following:
(i) monthly net revenue (determined in accordance with generally accepted accounting principles and consistent with past practices) derived from the subscribers (the "Subscribers") serviced by Worldwide and revenue derived from the sale of related products and/or services equals or exceeds $1,000,000; or (ii) the number of Subscribers exceeds 100,000 prior to one year from the date of receipt by the Purchaser of gross proceeds equal to $4,000,000 from the sale of its securities pursuant to the conduct of one or more private or public offerings.

     (c) Purchaser shall promptly deliver a Certificate of Release with respect to all remaining Escrowed Stock when the provisions of
Section 7 of the Employment Agreement dated the date hereof between Worldwide and Clay Wilkes (or Section 7 of the Employment Agreement dated the date hereof between Worldwide and Alex Radulovic) so provide.

     Upon receipt of the Certificate of Release, the Escrow Agent shall, within ten business days of receipt of the Certificate of Release, deliver the Escrowed Stock to Seller. In the event that written objection is received by the Escrow Agent within the ten business days set forth above and a disagreement arises over disposition of the Escrowed Stock, the Escrow Agent shall be governed by Section 9 below.

     Any Escrowed Stock remaining in the possession of the Escrow
Agent on March 31, 1998 shall be released and delivered to the Purchaser for cancellation.

     Upon distribution of the Escrowed Stock in accordance herewith, all obligations of the Escrow Agent shall cease and the Escrow Agent shall be released from any and all liability directly or indirectly relating to this Escrow Agreement or the administration of the escrow without any further action by or on behalf of any party hereto.

     Section 6. The Escrow Agent is not a party to and shall not be bound by, charged with any knowledge of, or under any duty to enforce any contract between or among any of the Parties. The Escrow Agent shall act as a depository only and shall not be required to take notice of any default, pledge or warranty under any contract between or among the Parties.

     Section 7. The Escrow Agent is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument, agreement or material distributed in connection with the Purchase Agreement or for the identity, authority or right of any person executing such agreement.

     Section 8. The Escrow Agent may accept the written directions contemplated by this Escrow Agreement from the board of directors of the Purchaser or such officers or agents whose names and signatures are supplied to the Escrow Agent by the board of directors of the Purchaser. The Escrow Agent shall be protected and may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statement or assertion contained in such writing or instrument and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions of this Escrow Agreement has been duly authorized to do so.

     Section 9. In the event of any disagreement between any of the Parties resulting in conflicting or adverse claims or demands being made in connection with the Escrowed Stock, the Escrow Agent shall be entitled, at its option, to refuse to comply with or recognize any such claims or demands so long as the disagreement shall continue, and in so doing the Escrow Agent shall not become liable in any way to any person for its failure or refusal to comply with such conflicting or adverse claims or demands, and its duties hereunder shall be suspended until (i) the rights of claimants have been finally adjudicated or the differences adjusted between the Parties, and (ii) the Escrow Agent shall have been notified thereof in a writing or writings signed by all persons interested. In the event the differences between the Parties have not been adjusted and the Escrow Agent so notified following receipt of notice by the Escrow Agent of conflicting or adverse claims or demands, the Escrow Agent may at any time interplead the Escrowed Stock in a court of proper jurisdiction, and thereupon the Escrow Agent shall be fully and completely discharged of its duties as Escrow Agent. Each of the Purchasers and the Seller shall reimburse the Escrow Agent for one-half of its costs, expenses and reasonable legal fees in connection with any actions taken pursuant to this section.

     Section 10. Without any certification, notification or consent, the Escrow Agent may at any time deposit all or part of the Escrowed Stock in the Escrow Account with a court upon receipt of any notice from a court or governmental agency requesting or directing it to do so and shall provide written notice of such deposit to the other Parties hereto within ten business days thereafter and all obligations of Escrow Agent shall thereupon cease, and Escrow Agent shall be released from any and all liability directly or indirectly relating to this Escrow Agreement or the administration of the escrow without any further action on behalf of any party hereto.

     Section 11. The Escrow Agent shall be indemnified by the Parties as follows:

     (a) Each of the Parties (the "Indemnifying Parties") will, jointly and severally, indemnify and hold the Escrow Agent, and its officers, directors, employees, agents, partners, shareholders, and affiliates (collectively, the "Indemnified Parties") harmless against any loss, liability or expense (including reasonable attorney's fees and costs) incurred without gross negligence or willful misconduct on its or their part, arising out of, or in connection with, its acceptance or administration of duties imposed by this Escrow Agreement, as well as the costs and expenses of defending against any such claim, suit, action or proceeding; provided, however, that the Indemnifying Parties shall indemnify and hold harmless the Indemnified Parties with respect to any amount paid for any settlement or compromise only if such settlement or compromise is effected with the written consent of each of them, which shall not be unreasonably withheld.

     (b) The Escrow Agent shall give notice to the Indemnifying Parties of any action or proceeding commenced against it or any other Indemnified Party in respect of which indemnity may be sought under the Escrow Agreement promptly after such Indemnified Party shall have been served with a summons or other form of legal process giving information as to the nature and the basis of the claim, but failure to so notify the Indemnifying Parties shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The Indemnifying Parties may participate at their own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an Indemnifying Party may assume the defense of such action with counsel chosen by it and approved by the Indemnified Parties who are defendants in that action, unless the Indemnified Parties reasonably object to such assumption; provided, however, that an Indemnifying Party may not effect any settlement or compromise of, or fail to pursue, including an appeal, any claim, suit, action or proceeding relating to the Indemnified Parties without the written consent of each of them, which shall not be unreasonably withheld. If an Indemnifying Party assumes the defense of the action, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Parties incurred thereafter in connection with such action unless such counsel has acted at the request of the Indemnifying Party.

     Section 12. The acceptance by the Escrow Agent of its duties as such under this Escrow Agreement is subject to the following further terms and conditions:

     (a) The Escrow Agent shall be entitled to rely upon and be protected in acting upon any certification, statement, request, waiver, consent, receipt, instruction, agreement or other instrument or communication whatsoever which the Escrow Agent in good faith believes to be genuine and what it purports to be, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained.

     (b) No term or provision of this Escrow Agreement is intended to create, nor shall any such term or provision be deemed to have created, any principal-agent, trust, joint venture, partnership, debtor-creditor or attorney-client relationship between or among the Escrow Agent and any of the Parties. This Escrow Agreement shall not be deemed to prohibit or in any way restrict Escrow Agent's representation of any of the Parties who may be advised by Escrow Agent on any and all matters pertaining to this Escrow Agreement. To the extent one or more of the Parties including each Purchaser are or have been represented by Escrow Agent, each such Party or person hereby waives any conflict of interest and irrevocably authorizes and directs the Escrow Agent to carry out the terms and provisions of this Escrow Agreement fairly as to all parties, without regard to any such representation and irrespective of the impact upon any of the Parties or any Purchaser. Escrow Agent's only duties are those expressly set forth in this Escrow Agreement, and each of the Parties and each Purchaser authorizes Escrow Agent to perform those duties in accordance with its usual practices in holding documents of its own or those of other escrows. Escrow Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Escrow Agreement and applicable law or perform any of its duties under this Escrow Agreement by or through its partners, shareholders, employees, attorneys, agents or designees.

     (c) The Escrow Agent, and its directors, officers, partners, shareholders, employees, agents, attorneys and affiliates, are not a party to and are not bound by, any agreements between the Parties or which may be evidenced by or arise out of the foregoing instructions and shall not incur any liability whatsoever for the holding or delivery of the Escrowed Stock or the taking of any other action in accordance with the terms and provisions of this Escrow Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Escrow Agreement), or for any act or omission of any other person engaged by Escrow Agent in connection with this Escrow Agreement; and the Parties hereby waive any and all claims and actions whatsoever against Escrow Agent and its designees, and its and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances. Furthermore, Escrow Agent and its designees, and their respective directors, officers, partners, employee, attorneys and agents, shall not incur any liability (other than for a person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) for other acts and omissions arising out of or related directly or indirectly to this Escrow Agreement, the Escrowed Stock or the Purchase Agreement; and the Parties hereby expressly waive and release any and all claims and actions (other than those attributable to a person's own acts or omissions amounting to gross negligence or willful misconduct as finally determined pursuant to applicable law by a governmental authority having jurisdiction) against Escrow Agent and its designees, and their respective directors, officers, partners, employees, attorneys and agents, arising out of or related directly or indirectly to any and all of the foregoing acts, omissions and circumstances.

     (d) The Escrow Agent may consult with competent and responsible legal counsel (including itself or counsel for any of the Parties hereto), independent public accountants and other experts selected by the Escrow Agent and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of any such counsel, accountants or other experts.

     Section 13. This Escrow Agreement shall terminate at the end of three (3) years from the date of this Escrow Agreement, or on such earlier date as the Escrow Agent shall have distributed the Escrowed Stock in accordance with the provisions of this Escrow Agreement or the Purchase Agreement shall have been terminated; provided, however, that the provisions of Sections 11 and 12 hereof shall survive termination. The Company shall promptly give notice to the Escrow Agent of the termination or extension of the Purchase Agreement. This Escrow Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

     Section 14. This Escrow Agreement and the Purchase Agreement constitute the entire agreement between the Parties as to the Escrowed Stock and shall not be modified except in writing, signed and acknowledged by all parties. In the event of any conflict between the Purchase Agreement and this Escrow Agreement, this Escrow Agreement shall govern.

     Section 15. All notices and communications hereunder shall be in writing and shall be deemed to be given on the date the same is deposited in the United States mail, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Escrow Agent, addressed to:

          De Martino Finkelstein Rosen & Virga
          1818 N Street, N.W., Suite 400
          Washington, DC  20036
          Attn:  Ralph V. De Martino, Esq.
          Facsimile:  (202) 659-1290

     If to the Purchasers, addressed to:

          Mr. Henry Y.L. Toh
          Medcross, Inc.
          3227 Bennett Street North
          St. Petersberg, Florida 33713
          Facsimile:  (813) 521-4249

     If to the Seller, addressed to:

          Mr. Clay Wilkes, President
          GNet Enterprises, Inc., General Partner
          ILINK, Ltd.
          One Chisholm Trail, Suite 4250
          Round Rock, Texas 78681
          Facsimile:  (512) 244-9681

     Section 16. This Escrow Agreement shall be construed and enforced according to the laws of the District of Columbia. Each of the Parties hereby covenants and agrees that the Superior Court of the District of Columbia or the United States District Court for the District of Columbia, at the election of the Escrow Agent, shall have personal jurisdiction and proper venue over any dispute with the Escrow Agent; provided that the foregoing consent to jurisdiction and venue by the other parties shall not deprive Escrow Agent of the right in its discretion voluntarily to commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue over the Parties. Each of the Parties, including each Purchaser, hereby waives personal service of any summons, complaint or other process, which may be delivered by the means permitted for notices under Section 15 hereof. Within thirty (30) days after service of process, each of the Parties agree to appear or answer and if no appearance or answer is made within such period, that party shall be deemed in default and judgment may be entered by Escrow Agent against that party for the relief demanded in any complaint so served. In any action or proceeding involving Escrow Agent in any jurisdiction, each of the Parties waives trial by jury. Nothing in this Escrow Agreement is intended to, or shall confer upon anyone other than the parties to this Escrow Agreement (except the officers, directors, employees, agents or affiliates of the Escrow Agent) any legal or equitable rights, remedy or claim.

     Section 17.

     (a) Escrow Agent shall have the right to resign upon notice to the remaining Parties; and the remaining Parties shall jointly appoint a successor escrow agent by notice to Escrow Agent.

     (b) Upon the resignation of Escrow Agent and the designation of a successor escrow agent, Escrow Agent (or its legal representative) shall deliver to the successor escrow agent a copy of this Escrow Agreement and the Escrowed Stock. Upon such delivery of the Escrowed Stock, Escrow Agent shall be released from any and all liability directly or indirectly relating to this Escrow Agreement, the administration of the escrow or the Escrowed Stock without any action on behalf of any party hereto. Any successor escrow agent shall have all the rights and shall be subject to all of the obligations of Escrow Agent.

     (c) Upon the dissolution, disqualification or refusal of Escrow Agent (or any successor escrow agent) to serve, or continue to serve under this Escrow Agreement, and should the Parties hereto fail to agree upon a successor escrow agent, the parties hereto or the Escrow Agent shall have the right to make application for the appointment of such successor escrow agent in a court of equity.

     Section 18. In the event that any dispute arises hereunder between the Seller and the Purchaser and such dispute is submitted to a court for judicial resolution pursuant to the terms hereof, the prevailing party shall receive reimbursement of its related costs and attorney's fees by the other party.

                             * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

                              ESCROW AGENT:

WITNESS:                      DE MARTINO FINKELSTEIN ROSEN &VIRGA,
                              a professional corporation


/s/ Clay Wilkes                    By:  /s/ Ralph V. De Martino
                                   Ralph V. De Martino, Vice
President                            and Secretary


                              PURCHASER:

WITNESS:


/s/ Stephanie Giallourakis              By:  /s/ Henry Y.L. Toh
                                        Henry Y. L. Toh, President of
                                          Medcross, Inc.


                              SELLER:

WITNESS:


/s/Ralph V. De Martino             By:  /s/ Clay Wilkes
                                   Clay Wilkes, President of GNet
                                     Enterprises, Inc., general partner of
                                     ILINK, Ltd.

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